Exhibit 10.9

SECOND AMENDMENT TO THE

WORTHINGTON INDUSTRIES, INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

This Second Amendment to the Worthington Industries, Inc. Deferred Compensation Plan for Directors (this “Amendment”) is effective as of the 1st day of October, 2014.

WHEREAS, Worthington Industries, Inc. (the “Company”) previously adopted and maintains the Worthington Industries, Inc. Deferred Compensation Plan for Directors (as amended by the Amendment thereto effective as of September 1, 2011, the “Pre-2005 Director Plan”); and

WHEREAS, pursuant to Section 7 of the Pre-2005 Director Plan, the Pre-2005 Director Plan may be amended by the Company’s Board of Directors (the “Board”) from time to time in the discretion of the Board; and

WHEREAS, the Board desires to amend the Pre-2005 Director Plan to require that, if a Participant (as that term is defined in the Pre-2005 Director Plan) elects to have all or a portion of such Participant’s Deferred Compensation Account (as that term is defined in the Pre-2005 Director Plan) credited to an investment option based upon theoretical common shares of the Company (“Theoretical FMV Shares”), that portion must remain credited to the Theoretical FMV Shares investment option until benefits are distributed to the Participant and to further require that such portion of the Participant’s Deferred Compensation Account shall be paid in the form of common shares of the Company rather than cash;

NOW, THEREFORE, the Pre-2005 Director Plan is hereby amended as follows:

8.	Section 2.17 of the Pre-2005 Director Plan is hereby deleted in its entirety and the following is substituted therefor:

2.17 “401(k) Plan” means the Worthington Industries, Inc. Deferred Profit Sharing Plan, as in effect from time to time.

9.	Section 5.2 of the Pre-2005 Director Plan is hereby deleted in its entirety and the following is substituted therefor:

5.2 Investment Options – General

(a) Until changed by an amendment to this Plan, made in accordance with the provisions of Section 7 of this Plan, the investment options available under this Plan for purposes of crediting earnings on all or a portion of a Participant’s Deferred Compensation Account shall be: (i) those investment options available under the 401(k) Plan as in effect from time to time; (ii) the Theoretical FMV Shares option; and (iii) the Fixed Interest Rate option. Notwithstanding the foregoing, the Committee in its sole discretion may limit the investment options available for former Participants who are no longer Directors or who are receiving installment payment distributions of their Deferred Compensation Account balances under this Plan.

(b) Theoretical FMV Shares. If a Participant elects to have his Deferred Compensation Account credited to the Theoretical FMV Shares option, the amount to be credited, as of the date of such crediting, shall be divided by the then Fair Market Value of the Common Shares (as defined below) and the Participant’s Deferred Compensation Account shall be credited with the resulting number of Theoretical FMV Shares. The portion of the Participant’s Deferred Compensation Account credited to the Theoretical FMV Shares option shall be credited with cash dividends with respect to the Theoretical FMV Shares at the time and equal in amount to the cash dividends which would have been paid on the Theoretical FMV Shares if they had been issued and outstanding Common Shares on and after the date the Theoretical FMV Shares were credited to the Participant’s Deferred Compensation Account; and at such time, the amount of cash dividends credited to the Participant’s Deferred Compensation Account shall be divided by the then Fair Market Value of the Common Shares and the Theoretical FMV Shares option portion of the Participant’s Deferred Compensation Account shall be credited with the resulting number of Theoretical FMV Shares.

“Fair Market Value of the Common Shares” shall be the closing sale price of the Common Shares for the last date immediately prior to the date of valuation. If the Common Shares cease to be publicly traded, the Committee shall select, in its discretion, an appropriate method for determining the Fair Market Value of the Common Shares.

In the event of any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, split-up, reverse stock split or other corporate transaction affecting the Common Shares, the number of Theoretical FMV Shares credited to the Theoretical FMV Shares option portion of a Participant’s Deferred Compensation Account shall be appropriately adjusted to reflect such transaction, without any further action being required on the part of the Company, the Committee, the Participant or any other person.

The portion of a Participant’s Deferred Compensation Account credited to the Theoretical FMV Shares option shall, upon distribution in accordance with this Plan, be paid in the form of whole Common Shares; provided, however, that a Participant will be paid cash (based on the Fair Market Value of the Common Shares) in lieu of any fractional Common Shares otherwise payable in respect of the amount credited to the Theoretical FMV Shares option. The portion of a Participant’s Deferred Compensation Account credited to any investment option other than Theoretical FMV Shares shall, upon distribution in accordance with this Plan, be paid in cash. Any amounts required to be withheld in accordance with Section 8.2 of this Plan may, upon the prior written election of the Participant, be satisfied by either (i) an equivalent reduction in the amount otherwise payable to the Participant in the form of cash as a distribution pursuant to Section 6 of this Plan or (ii) an equivalent reduction in the number of Common Shares (based upon the Fair Market Value of the Common Shares) otherwise payable to the Participant as a distribution pursuant to Section 6 of this Plan or (iii) a combination of (i) and (ii); provided that, to the extent any such withholding requirement cannot be satisfied in full in the manner elected by the Participant, the remainder of the required withholding amount shall be satisfied through a reduction in the amount of cash or the number of Common Shares (based upon the Fair Market Value of the Common Shares), as appropriate, which would have otherwise been payable to the Participant as a distribution pursuant to Section 6 of this Plan.

(c) Fixed Interest Rate. If a Participant elects to have all or any portion of his Deferred Compensation Account credited to the Fixed Interest Rate option, the portion of the Participant’s Deferred Compensation Account invested in the Fixed Interest Rate option shall be credited with interest compounded annually at the rate determined by the Committee. If the Committee does not otherwise set the Fixed Interest Rate, the Fixed Interest Rate for a Plan Year shall be the Applicable Federal Mid-Term Interest Rate for the month of January of that Plan Year.

10.	Section 5.3 of the Pre-2005 Director Plan is hereby deleted in its entirety and the following is substituted therefor:

5.3 Selection of Investment Option

The Participant shall select the investment option for his Deferred Compensation Account in an Election Agreement. The Participant may change the investment option for his Deferred Compensation Account as of the time permitted under the 401(k) Plan for the same investment option; provided, however, that any portion of a Participant’s Deferred Compensation Account credited to the Theoretical FMV Shares option on or after August 31, 2014 shall remain credited to the Theoretical FMV Shares option until distributed pursuant to Section 6 of this Plan. If a Participant does not select an investment option for all or any portion of the Participant’s Deferred Compensation Account, the Fixed Interest Rate option shall apply to such portion of the Participant’s Deferred Compensation Account.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officer effective as of the date first set forth above.

WORTHINGTON INDUSTRIES, INC.

/s/ Dale T. Brinkman

By:	Dale T. Brinkman

Its:	Vice President-Administration